ENROME

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated August 13, 2025, with respect to the consolidated balance sheet of Connexa Sports Technology Inc. and its subsidiary, relating to consolidated statements of operations and other comprehensive income, changes in shareholders' equity and cash flows for each of the financial years ended April 30, 2025 and 2024, and the related notes included in its Annual Report on Form 10-K.

In addition, we consent to the incorporation by reference of the above-referenced report in Registration Statement No. 333-284188 on Form S-3 and Registration Statement No. 333-286945 on Form S-8.

Enrome LLP

/s/ Enrome LLP

Singapore

August 13, 2025

Enrome LLP

143 Cecil Street, #19-03/04
GB Building Singapore 069542

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